Exhibit 4.3

NEITHER THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES AND THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SECURITIES OR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE, AS APPLICABLE, UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO GOFISH CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

THIS NOTE IS SUBORDINATED TO ANY PRESENT OR FUTURE INDEBTEDNESS OWING FROM THE MAKER TO ANY OF THE HOLDERS OF THE 6% SENIOR CONVERTIBLE PROMISSORY NOTES DUE JUNE 8, 2010 ORIGINALLY ISSUED BY GOFISH CORPORATION ON JUNE 8, 2007 AND SUCH HOLDERS’ ASSIGNS, AND MAY BE ENFORCED ONLY IN ACCORDANCE WITH THAT CERTAIN SUBORDINATION AGREEMENT DATED APRIL 18, 2008 WITH SUCH HOLDERS.

Principal Amount: $____________	Issue Date: _______________
Purchase Price: $___________

UNSECURED CONVERTIBLE NOTE DUE JUNE 8, 2010

FOR VALUE RECEIVED, GOFISH CORPORATION, a Nevada corporation (hereinafter called “Borrower”), hereby promises to pay to ____________________________________________________ _______________________________________, Fax: _______________ (the “Holder”), without demand, the sum of _________________________________ Dollars ($________), with simple and unpaid interest thereon, on June 8, 2010 (the “Maturity Date”), if not paid sooner.

This Note has been entered into pursuant to the terms of a subscription agreement between the Borrower, the Holder and certain other holders (the “Other Holders”) of the Borrower’s convertible promissory notes (the “Other Notes”), dated as of even date herewith (the “Subscription Agreement”). Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement. The following terms shall apply to this Note:

ARTICLE I

GENERAL PROVISIONS

1.1 Interest Rate. Commencing one year after the Issue Date, simple interest payable on the unpaid and unconverted principal amount then outstanding under this Note shall accrue at the annual rate of fifteen percent (15%). Accrued interest will be payable at the election of the Holder on any one or more Conversion Dates (as defined in Section 2.1) and on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable. Interest will be payable in cash or, at the election of the Holder, by the Borrower’s delivery of Common Stock valued at the Conversion Price then in effect on the day such interest payment is due.

1.2 Default Interest Rate. The Borrower shall not have any grace period to pay any monetary amounts due under this Note. After the Maturity Date, (accelerated or otherwise), and during the pendency of an Event of Default (as defined in Article III) a default interest rate of eighteen percent (18%) per annum shall apply to the amounts owed hereunder.

1.3. Conversion Privileges. The conversion rights of the Holder as set forth in Article II of this Note shall commence one hundred and eighty one (181) days after the Issue Date and shall remain in full force and effect until the Note is paid or converted in full regardless of the occurrence of an Event of Default. The unpaid and unconverted principal amount then outstanding under this Note and the remaining accrued but unpaid interest shall be payable in full on the Maturity Date, unless previously paid or converted into Common Stock in accordance with Article II hereof.

ARTICLE II

CONVERSION RIGHTS

The Holder shall have the right to convert the entire unpaid and unconverted principal amount and interest then outstanding under this Note into shares of the Borrower’s Common Stock as set forth below.

2.1. Voluntary Conversion into the Borrower’s Common Stock.

(a) The Holder shall have the right, from and after 181 days after the Issue Date and then at any time until this Note is fully paid or converted, to convert any portion of the unpaid and unconverted principal amount then outstanding under this Note and accrued interest, at the election of the Holder (the date of giving of such notice of conversion being a “Conversion Date”) into fully paid and nonassessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in Section 2.1(b) hereof (the “Conversion Price”), determined as provided herein. Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto, Borrower shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the “Delivery Date”) that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal amount of the Note (and any interest) to be converted, by the Conversion Price.

(b)  Subject to adjustment as provided for in Section 2.1(c) hereof, the Conversion Price per share of Common Stock shall be $2.06 (“Conversion Price”).

(c) The Conversion Price and the number and kind of shares or other securities to be issued upon conversion of this Note as determined pursuant to Section 2.1(a) hereof, shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A. Merger, Sale of Assets, etc. If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid and unconverted principal amount then outstanding under this Note and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser or surviving entity of the surviving corporation after any such consolidation, merger, sale or conveyance.

B. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes of the Borrower’s capital stock that may be issued or outstanding, this Note, as to the unpaid and unconverted principal amount then outstanding under this Note and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the shares of Common Stock subject to the conversion of this Note immediately prior to such reclassification or other change.

C. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

D. Share Issuance. So long as this Note is outstanding, if the Borrower shall issue or agree to issue any shares of Common Stock other than with respect to any Excepted Issuances for a consideration less than the Conversion Price in effect at the time of such issue, then, and thereafter successively upon each such issue, the Conversion Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. The reduction of the Conversion Price described in this paragraph is in addition to other rights of the Holder described in this Note and the Subscription Agreement.

(d) Whenever the Conversion Price is adjusted pursuant to Section 2.1(c) above, the Borrower shall promptly provide notice to the Holder setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

(e) During the period that the conversion right under this Note remains outstanding, the Borrower will reserve from its authorized and unissued shares of Common Stock, the number of shares of Common Stock during the time periods and in the amounts described in the Subscription Agreement. The Borrower represents that upon issuance, such shares of Common Stock will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of the Borrower’s Common Stock upon the conversion of this Note.

2.2 No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. If any fraction of a share of Common Stock would, except for the provisions of this Section, be issuable upon conversion of this Note or payment of interest hereon, the number of shares of Common Stock to be issued will be rounded up to the nearest whole share.

2.3 Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest, in each case, which shall not have been converted or paid, provided an original or reissued Note shall have been delivered to the Borrower.

2.4 Maximum Conversion. The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the issued and outstanding shares of Common Stock of the Borrower on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate conversions of only 4.99% and aggregate conversion by the Holder may exceed 4.99%. The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 2.4 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of the amount of the Note which is convertible shall be the responsibility and obligation of the Holder. The Holder may increase the permitted beneficial ownership amount up to 9.99% upon and effective after 61 days prior written notice to the Borrower. The Holder may allocate which of the equity of the Borrower deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

ARTICLE III

EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of the unpaid and unconverted principal amount then outstanding under this Note, together with any accrued but unpaid interest thereon, and all other amounts payable hereunder immediately due and payable, upon demand, without presentment or grace period, all of which hereby are expressly waived, except as set forth below:

3.1 Failure to Pay Principal or Interest. The Borrower fails to pay any principal, interest or other sum due under this Note when due.

3.2 Breach of Covenant. The Borrower breaches any material covenant or other material term or condition of the Subscription Agreement or this Note in any material respect and such breach, if subject to cure, continues for a period of seven (7) business days after written notice to the Borrower from the Holder.

3.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, in any Transaction Document, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made and as of the Closing Date.

3.4 Liquidation. Any dissolution, liquidation or winding up of Borrower or any substantial portion of its business.

3.5 Cessation of Operations. Any cessation of operations by the Borrower or Borrower is unable to pay its debts as such debts become due.

3.6 Maintenance of Assets. The failure by Borrower to maintain any material Intellectual Property Rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

3.7 Merger. The merger, consolidation or reorganization of Borrower with or into another corporation or person or entity (other than with or into a wholly-owned subsidiary), or the sale of capital stock of Borrower by Borrower or the holders thereof, in any case under circumstances in which the holders of a majority of the voting power of the outstanding capital stock of Borrower immediately prior to such transaction shall own less than a majority in voting power of the outstanding capital stock of Borrower or the surviving or resulting corporation or other entity, as the case may be, immediately following such transaction.

3.8 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed without the consent of the Borrower if such receiver or trustee is not dismissed within thirty (30) days of appointment.

3.9 Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its property or other assets for more than $100,000, and shall remain unpaid, unvacated, unbonded or unstayed for a period of forty-five (45) days.

3.10 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower.

3.11 Delisting. Failure of the Borrower’s Common Stock to be listed for trading or quotation on a Principal Market for a period of ten (10) consecutive trading days.

3.12 Non-Payment. A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $100,000 after the due date and any applicable cure period.

3.13 Stop Trade. An SEC or judicial stop trade order or Principal Market trading suspension with respect to the Borrower’s Common Stock that lasts for ten (10) or more consecutive trading days.

3.14 Failure to Deliver Common Stock or Replacement Note. The Borrower’s failure to deliver Common Stock to the Holder pursuant to and in the form required by this Note and Sections 7 and 11 of the Subscription Agreement, or, if required, a replacement Convertible Note more than five (5) business days after the required delivery date of such Common Stock or replacement Convertible Note.

3.15 Reservation Default. The failure by the Borrower to have reserved for issuance upon conversion of the Note the number of shares of Common Stock as required in the Subscription Agreement.

3.16 Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

3.17 Material Adverse Effect. The occurrence of one or more events having a Material Adverse Effect.

3.18 Reverse Splits. The Borrower effectuates a reverse split of its Common Stock without twenty (20) days prior written notice to the Holder.

3.19 Financial Statement Restatement.   The restatement of any financial statements filed by the Borrower for any date or period from two years prior to the Issue Date of this Note, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect.

3.20 Other Note Default. The occurrence of any Event of Default under any Other Note.

ARTICLE IV

REDEMPTION AND ACCELERATION

4.1. Optional Redemption of Principal Amount. Provided an Event of Default or an event which with the passage of time on the giving of notice would become an Event of Default has not occurred, whether or not such Event of Default has been cured, then the Borrower will have the option of prepaying the unpaid and unconverted principal amount then outstanding under this Note ("Optional Redemption"), in whole or in part, by paying to the Holder a sum of money equal to one hundred and twenty percent (120%) of such principal amount to be redeemed, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note or any Transaction Document through the Redemption Payment Date as defined below (the "Redemption Amount"). Borrower’s election to exercise its right to prepay must be by notice in writing (“Notice of Redemption”). The Notice of Redemption shall specify the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be five (5) business days after the date of the Notice of Redemption (the "Redemption Period"). A Notice of Redemption shall not be effective with respect to any portion of the principal amount under this Note for which the Holder has a pending election to convert. A Redemption Notice may be given not more than two times. On the Redemption Payment Date, the Redemption Amount, less any portion of the Redemption Amount against which the Holder has previously exercised its rights pursuant to Section 2.1, shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) at the Holder’s election, such Notice of Redemption will be null and void, (ii) Holder may enforce the Notice of Redemption, (iii) Borrower will not have the right to deliver another Notice of Redemption, and (iv) Borrower’s failure may be deemed by Holder to be a non-curable Event of Default. A Notice of Redemption may be cancelled at the option of the Holder, if at any time during the Redemption Period an Event of Default, or an event which with the passage of time or giving of notice would become an Event of Default (whether or not such Event of Default has been cured), occurs.

4.2 Investor Put Option. The Holder of this Note may, upon delivery of written notice to Borrower no more than thirty (30) days following June 8, 2009, elect to require the Borrower to pay all (but not less than all) of the unpaid and unconverted principal amount then outstanding under this Note and accrued interest thereon on the date that is the fifth business day after written notice thereof is delivered by the Holder to the Borrower. The Holder of this Note may rescind such notice prior to receipt of payment thereunder. Within three business days after receipt of such notice from Holder, the Borrower will notify all Other Holders of such election by Holder. Within three business days after receipt of such notice from the Borrower by any Other Holder, such Other Holder may exercise its rights to receive payment pursuant to Section 4.1 of its Other Note.

ARTICLE V

MISCELLANEOUS

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by a reputable overnight courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), (ii) on the first business day following the date deposited with an overnight courier service with charges prepaid, or (iii) on the third business day following the date of mailing pursuant to subpart (b) above, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: GoFish Corporation, 706 Mission Street, 10th Floor, San Francisco, CA 94103, Attn: Tabreez Verjee, President, facsimile: (415) 978-9603, with a copy by facsimile only to: Morrison & Foerster LLP, 425 Market Street, San Francisco, CA 94105, Attn: John W. Campbell, III, Esq., facsimile: (415) 268-7522, and (ii) if to the Holder, to the name, address and facsimile number set forth on the front page of this Note, with a copy by facsimile only to Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, facsimile: (212) 697-3575.

5.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. Notwithstanding the foregoing, until one hundred and eighty one (181) days after the Issue Date, the Holder may not assign, sell, pledge, hypothecate or otherwise transfer all or any portion of this Note in any manner whatsoever, except to such Holder’s Affiliates. The Borrower may not assign its obligations under this Note.

5.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

5.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York including but not limited to State of New York statutes of limitations. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of New York or in the federal courts located in the State of New York. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder. This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

5.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.8 Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have all the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ______ day of _________, 2008.

GOFISH CORPORATION

By:
Name: Tabreez Verjee
Title: President

WITNESS:

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert the principal amount of the Convertible Note (the “Note”) issued by GoFish Corporation on ____________, 2008 and the accrued but unpaid interest thereon into shares of Common Stock of GoFish Corporation (the “Borrower”) according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:

Conversion Price:

Shares To Be Delivered:

Signature:

Print Name:

Address: